Exhibit (a)(23)

TRUSTEE AUTHORIZATION TO ESTABLISH

ADDITIONAL SERIES OF SHARES

OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended (the “Declaration of Trust”), and the approval of the Trust’s Board of Trustees at its September 13, 2016 meeting, the undersigned Trustees of the Trust hereby establish the following additional separate and distinct series of shares of the Trust:

TIAA-CREF International Small-Cap Equity Fund

Furthermore, this new series shall be authorized to issue shares in the following five different share class designations: Institutional Class, Retirement Class, Premier Class, Retail Class and Advisor Class.

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 13th day of September, 2016.

/s/Forrest Berkley	/s/Thomas J. Kenny
Forrest Berkley	Thomas J. Kenny

/s/Nancy A. Eckl	/s/Bridget A. Macaskill
Nancy A. Eckl	Bridget A. Macaskill

/s/James M. Poterba	/s/Michael A. Forrester
James M. Poterba	Michael A. Forrester

/s/Maceo K. Sloan	/s/Howell E. Jackson
Maceo K. Sloan	Howell E. Jackson

/s/Laura T. Starks
Laura T. Starks